EXHIBIT 99.1

TPI Composites, Inc. Announces Second Quarter 2023 Earnings Results – Agrees with GE to Expand Capacity in Mexico and Renews Focus on Quality

SCOTTSDALE, Ariz., Aug. 03, 2023 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq: TPIC), today reported financial results for the second quarter ended June 30, 2023.

“I’m pleased to report that TPI and GE have reached an agreement in principle to amend their existing supply agreement in Mexico to add four new lines of capacity to produce blades for GE’s “workhorse” turbine in Juarez, with an initial term through 2025. TPI and GE expect to finalize this agreement in the third quarter,” said Bill Siwek, President, and CEO of TPI Composites.

“As reported in our preliminary estimated earnings results last week, our financial results for the quarter were impacted by a warranty issue primarily related to one blade type in one factory,” added Siwek. “In light of the warranty charge as well as the quality issues impacting the broader wind industry, we have taken this opportunity to revisit our quality system and implement improvement initiatives to ensure we have more robust processes in place. This includes the recent appointment of Neil Jones as Chief Quality Officer, to help us better address the unprecedented challenges in the wind market, bringing to TPI over 25 years’ quality and engineering experience, most recently as Vestas’ Senior Vice President – Quality, Health, Safety and Environment.”

“We remain diligent managing cash and we generated positive free cash flow for the second quarter, ending the quarter with $170 million of cash.   While we recognize the near-term headwinds for both TPI and the broader wind industry, we continue to believe in the outlook for TPI and the key role we play in the broader wind energy ecosystem. We are confident that our current liquidity position will enable us to navigate the near-term headwinds and put us on a path to achieve our sales and adjusted EBITDA targets.”

Second Quarter 2023 Continuing Operations Results

  Net Sales totaled $381 million for the three months ended June 30, 2023, a decrease of 2.9% over the same period last year
  Net loss from continuing operations attributable to common stockholders was $80.8 million for the three months ended June 30, 2023, compared to a loss of $25.3 million in the same period last year
  Adjusted EBITDA was a loss of $38.9 million for the three months ended June 30, 2023, a decrease of $44.5 million over the same period last year
KPIs from continuing operations	2Q’23	2Q’22
Sets[1]	661	675
Estimated megawatts²	2,910	2,976
Utilization[3]	85%	88%
Dedicated manufacturing lines[4]	37	36
Manufacturing lines installed[5]	37	36
  Number of wind blade sets (which consist of three wind blades) produced worldwide during the period.
  Estimated megawatts of energy capacity to be generated by wind blade sets produced during the period.
  Utilization represents the percentage of wind blades produced during the period compared to the total potential wind blade capacity of manufacturing lines installed during the period.
  Number of wind blade manufacturing lines that are dedicated to our customers under long-term supply agreements at the end of the period.
  Number of wind blade manufacturing lines installed and either in operation, startup or transition during the period.

Second Quarter 2023 Financial Results from Continuing Operations

Net sales for the three months ended June 30, 2023, decreased 2.9% to $381.3 million as compared to $392.5 million in the same period in 2022 due to following:

  Net sales of wind blades, tooling and other wind related sales (collectively “Wind”) decreased by $4.9 million, or 1.3%, to $362.7 million for the three months ended June 30, 2023, as compared to $367.6 million in the same period in 2022. The decrease in net sales of Wind during the three months ended June 30, 2023, as compared to the same period in 2022 was primarily due to a 2% decrease in the number of wind blades produced due to lower customer demand and delivery delays from increased inspection and repair activities, a decrease in other wind related sales for mold decommissioning services, and lower average sales prices due to the impact of raw material and logistic cost reductions on our blade prices, partially offset by favorable foreign currency fluctuations and an increase in tooling sales.
  Automotive sales decreased by $3.4 million, or 32.0%, to $7.3 million for the three months ended June 30, 2023, as compared to $10.7 million in the same period in 2022. Automotive sales decreased primarily due to a decrease in the number of composite bus bodies produced and a decrease in sales of other automotive products due to our customers’ supply chain constraints and delays in transitions of new product launches, partially offset by an increase in fees associated with minimum volume commitments.
  Field service, inspection, and repair service (“Field Services") sales decreased by $2.9 million to $11.3 million for the three months ended June 30, 2023, as compared to $14.2 million in the same period in 2022. Field Services sales declined due to a reduction in technicians deployed to revenue generating projects due primarily to an increase in time spent on non-revenue generating inspection and repair activities.
  Net loss from continuing operations attributable to common stockholders was $80.8 million for the three months ended June 30, 2023, compared to a loss of $25.3 million in the same period in 2022.

The net loss per common share was $1.90 for the three months ended June 30, 2023, compared to a net loss per common share of $0.60 for the same period in 2022.

Adjusted EBITDA for the three months ended June 30, 2023, was a loss of $38.9 million as compared to adjusted EBITDA of $5.6 million during the same period in 2022. The decrease in adjusted EBITDA during the three months ended June 30, 2023, as compared to the same period in 2022 was primarily due to increased warranty costs, higher production costs for additional quality control measures implemented at certain manufacturing facilities, and increased labor costs in Türkiye and Mexico, partially offset by favorable foreign currency fluctuations, cost savings initiatives, and lower startup and transition costs.

On June 30, 2023, and December 31, 2022, we had unrestricted cash, cash equivalents and short-term investments totaling $170.1 million and $133.6 million, respectively. Net cash used in operating activities increased by $15.1 million for the six months ended June 30, 2023, as compared to the same period in 2022, primarily as a result of an increase in operating losses, payments for China restructuring activities including outstanding payables and severance, an increase in gross contract assets due to an increase in unbilled wind blade production and timing of advance payments, and working capital fluctuations, partially offset by an increase in accounts receivable in the prior comparative period.

Net cash used in investing activities increased by $0.9 million for the three months ended June 30, 2023, as compared to the same period in 2022, as a result of higher capital expenditures. Capital expenditures were $3.4 million for the three months ended June 30, 2023, as compared to $2.5 million during the same period in 2022. Our capital expenditures primarily relate to machinery and equipment and improvements to our existing facilities.

2023 Guidance

Guidance for the full year ending December 31, 2023:

Guidance	Previous Full Year 2023	Updated Full Year 2023
Net Sales from Continuing Operations (1)	$1.6 to $1.7 billion	$1.525 to $1.575 billion
Adjusted EBITDA Margin % from Continuing Operations (2)	Low single-digit	Loss of < (1%)
Utilization %	85% to 90% (based on 37 lines installed)	80% to 85% (based on 37 lines installed)
Capital Expenditures	$40 to $45 million	$40 to $45 million

(1)	Sales are now expected to be down about $100 million at the midpoint of the ranges from our initial guidance. Approximately half of the reduction relates to lower customer demand for blades and delays from inspection and repair activity. About a quarter of the reduction relates to lower Field Services sales as technicians have been diverted to non-revenue generating work. The remainder of the reduction relates to lower ASPs from supply chain reductions and lower Automotive sales than expected.
(2)	Expect low single digit adjusted EBITDA margin in the second half of the year. Including the loss from the second quarter ended June 30, 2023, expect the full year to be a slight loss of less than 1% of sales.

Conference Call and Webcast Information

TPI Composites will host an investor conference call this afternoon, Thursday, August 3rd, at 5:00 pm ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing 1-888-886-7786, or for international callers, 1-416-764-8658. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 19822327. The replay will be available until August 10, 2023. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investors section of the Company’s website at www.tpicomposites.com. The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.

TPI Composites, Inc. is a global company focused on innovative and sustainable solutions to decarbonize and electrify the world. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading OEMs in the wind and automotive markets. TPI is headquartered in Scottsdale, Arizona and operates factories in the U.S., Mexico, Türkiye and India. TPI operates additional engineering development centers in Denmark and Germany and global service training centers in the U.S. and Spain.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). Forward-looking statements contained in this release include, but are not limited to, statements about:  i. competition from other wind blade and wind blade turbine manufacturers; ii. the discovery of defects in our products and our ability to estimate the future cost of warranty campaigns; iii. the current status of the wind energy market and our addressable market; iv. our ability to absorb or mitigate the impact of price increases in resin, carbon reinforcements (or fiber), other raw materials and related logistics costs that we use to produce our products; v. our ability to absorb or mitigate the impact of wage inflation in the countries in which we operate; vi. our ability to procure adequate supplies of raw materials and components to fulfill our wind blade volume commitments to our customers; vii. the potential impact of the increasing prevalence of auction based tenders in the wind energy market and increased competition from solar energy on our gross margins and overall financial performance; viii. our future financial performance, including our net sales, cost of goods sold, gross profit or gross margin, operating expenses, ability to generate positive cash flow and ability to achieve or maintain profitability; ix. changes in domestic or international government or regulatory policy, including without limitation, changes in trade policy and energy policy; x. changes in global economic trends and uncertainty, geopolitical risks, and demand or supply disruptions from global events; xi. changes in macroeconomic and market conditions, including the potential impact of any pandemic, risk of recession, inflation, supply chain constraints, commodity prices and exchange rates, and the impact of such changes on our business and results of operations; xii. the sufficiency of our cash and cash equivalents to meet our liquidity needs; xiii. the increasing cost and availability of additional capital, should such capital be needed; xiv. our ability to attract and retain customers for our products, and to optimize product pricing; xv. our ability to effectively manage our growth strategy and future expenses, including our startup and transition costs; xvi. our ability to successfully expand in our existing wind energy markets and into new international wind energy markets, including our ability to expand our field service inspection and repair services business and manufacture wind blades for offshore wind energy projects; xvii. our ability to keep up with market changes and innovations; xviii. our ability to successfully open new manufacturing facilities and expand existing facilities on time and on budget; xix. the impact of the pace of new product and wind blade model introductions on our business and our results of operations; xx. our ability to successfully expand our automotive business and execute upon our strategy of entering new markets outside of wind energy; xxi. our ability to maintain, protect and enhance our intellectual property; xxii. our ability to comply with existing, modified or new laws and regulations applying to our business, including the imposition of new taxes, duties or similar assessments on our products; xxiii. the attraction and retention of qualified associates and key personnel; xxiv. our ability to maintain good working relationships with our associates, and avoid labor disruptions, strikes and other disputes with labor unions that represent certain of our associates; and xxv. the potential impact of one or more of our customers becoming bankrupt or insolvent, or experiencing other financial problems.

These forward-looking statements are often characterized by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Non-GAAP Definitions
This press release includes unaudited non-GAAP financial measures, including EBITDA, adjusted EBITDA, net cash (debt) and free cash flow. We define EBITDA as net income (loss) from continuing operations plus interest expense (including losses on the extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any share-based compensation expense, any foreign currency income or losses, any gains or losses on the sale of assets and asset impairments and any restructuring charges. We define net cash (debt) as the total unrestricted cash and cash equivalents less the total principal amount of debt outstanding. We define free cash flow as net cash flow from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.

We provide forward-looking statements in the form of guidance in our quarterly earnings releases and during our quarterly earnings conference calls. This guidance is provided on a non-GAAP basis and cannot be reconciled to the closest GAAP measures without unreasonable effort because of the unpredictability of the amounts and timing of events affecting the items we exclude from non-GAAP measures. For example, stock-based compensation is unpredictable for our performance-based awards, which can fluctuate significantly based on current expectations of future achievement of performance-based targets. Amortization of intangible assets and restructuring costs are all impacted by the timing and size of potential future actions, which are difficult to predict. In addition, from time to time, we exclude certain items that occur infrequently, which are also inherently difficult to predict and estimate. It is also difficult to predict the tax effect of the items we exclude and to estimate certain discrete tax items, like the resolution of tax audits or changes to tax laws. As such, the costs that are being excluded from non-GAAP guidance are difficult to predict and a reconciliation or a range of results could lead to disclosure that would be imprecise or potentially misleading. Material changes to any one of the exclusions could have a significant effect on our guidance and future GAAP results.

See Table Four for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures.

Investor Relations
480-315-8742
Investors@TPIComposites.com

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE ONE - CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2023	2022	2023	2022
Net sales	$381,271	$392,502	$785,337	$736,027
Cost of sales	425,267	386,218	824,648	718,639
Startup and transition costs	3,377	7,519	5,357	17,596
Total cost of goods sold	428,644	393,737	830,005	736,235
Gross loss	(47,373)	(1,235)	(44,668)	(208)
General and administrative expenses	6,767	6,688	13,801	14,548
Loss on sale of assets and asset impairments	5,819	2,265	9,412	3,173
Restructuring charges, net	2,248	(658)	2,323	(201)
Loss from continuing operations	(62,207)	(9,530)	(70,204)	(17,728)
Other income (expense):
Interest expense, net	(1,878)	(955)	(4,406)	(1,662)
Foreign currency income (loss)	(1,485)	5,696	(2,699)	6,099
Miscellaneous income (expense)	700	(48)	1,153	6
Total other income (expense)	(2,663)	4,693	(5,952)	4,443
Loss from continuing operations before income taxes	(64,870)	(4,837)	(76,156)	(13,285)
Income tax provision	(305)	(5,882)	(4,165)	(8,826)
Net loss from continuing operations	(65,175)	(10,719)	(80,321)	(22,111)
Preferred stock dividends and accretion	(15,598)	(14,550)	(30,771)	(28,682)
Net loss from continuing operations attributable to common stockholders	(80,773)	(25,269)	(111,092)	(50,793)
Net income (loss) from discontinued operations	(62)	5,209	(7,043)	801
Net loss attributable to common stockholders	$(80,835)	$(20,060)	$(118,135)	$(49,992)

Weighted-average shares of common stock outstanding:
Basic	42,517	41,968	42,386	41,934
Diluted	42,517	41,968	42,386	41,934

Net loss from continuing operations per common share:
Basic	$(1.90)	$(0.60)	$(2.62)	$(1.21)
Diluted	$(1.90)	$(0.60)	$(2.62)	$(1.21)

Net income (loss) from discontinued operations per common share:
Basic	$(0.00)	$0.12	$(0.17)	$0.02
Diluted	$(0.00)	$0.12	$(0.17)	$0.02

Net loss per common share:
Basic	$(1.90)	$(0.48)	$(2.79)	$(1.19)
Diluted	$(1.90)	$(0.48)	$(2.79)	$(1.19)

Non-GAAP Measures (unaudited):
EBITDA	$(52,498)	$6,062	$(51,534)	$8,088
Adjusted EBITDA	$(38,884)	$5,583	$(30,485)	$11,654

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE TWO - CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	June 30,	December 31,
(in thousands)	2023	2022
Assets
Current assets:
Cash and cash equivalents	$170,096	$133,546
Restricted cash	9,239	9,854
Accounts receivable	158,411	184,809
Contract assets	220,119	215,939
Prepaid expenses	28,056	29,119
Other current assets	36,614	26,052
Inventories	7,167	10,661
Current assets of discontinued operations	13,111	35,182
Total current assets	642,813	645,162
Noncurrent assets:
Property, plant and equipment, net	129,959	136,841
Operating lease right of use assets	142,061	152,312
Other noncurrent assets	30,115	27,861
Total assets	$944,948	$962,176

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$273,865	$280,499
Accrued warranty	49,288	22,347
Current maturities of long-term debt	62,232	59,975
Current operating lease liabilities	22,320	22,220
Contract liabilities	-	17,100
Current liabilities of discontinued operations	9,723	54,440
Total current liabilities	417,428	456,581
Noncurrent liabilities:
Long-term debt, net of current maturities	128,735	1,198
Noncurrent operating lease liabilities	124,914	133,363
Other noncurrent liabilities	12,312	10,670
Total liabilities	683,389	601,812
Total mezzanine equity	340,648	309,877
Total stockholders’ equity	(79,089)	50,487
Total liabilities, mezzanine equity and stockholders’ equity	$944,948	$962,176

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE THREE - CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2023	2022	2023	2022

Net cash provided by (used in) operating activities	$9,607	$21,893	$(74,254)	$(59,161)
Net cash used in investing activities	(3,419)	(2,494)	(6,694)	(8,010)
Net cash provided by (used in) financing activities	363	10,553	108,109	(12,726)
Impact of foreign exchange rates on cash, cash equivalents and restricted cash	184	(7,042)	914	(8,649)
Cash, cash equivalents and restricted cash, beginning of period	174,409	140,762	153,069	252,218
Cash, cash equivalents and restricted cash, end of period	$181,144	$163,672	$181,144	$163,672

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FOUR - RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)
EBITDA and adjusted EBITDA are reconciled as follows:	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2023	2022	2023	2022
Net loss attributable to common stockholders	$(80,835)	$(20,060)	$(118,135)	$(49,992)
Net loss (income) from discontinued operations	62	(5,209)	7,043	(801)
Net loss from continuing operations attributable to common stockholders	(80,773)	(25,269)	(111,092)	(50,793)
Preferred stock dividends and accretion	15,598	14,550	30,771	28,682
Net loss from continuing operations	(65,175)	(10,719)	(80,321)	(22,111)
Adjustments:
Depreciation and amortization	10,494	9,944	20,216	19,711
Interest expense, net	1,878	955	4,406	1,662
Income tax provision	305	5,882	4,165	8,826
EBITDA	(52,498)	6,062	(51,534)	8,088
Share-based compensation expense	4,062	3,610	6,615	6,693
Foreign currency loss (income)	1,485	(5,696)	2,699	(6,099)
Loss on sale of assets and asset impairments	5,819	2,265	9,412	3,173
Restructuring charges, net	2,248	(658)	2,323	(201)
Adjusted EBITDA	$(38,884)	$5,583	$(30,485)	$11,654

Net cash (debt) is reconciled as follows:	June 30,	December 31,
(in thousands)	2023	2022
Cash and cash equivalents	$170,096	$133,546
Cash and cash equivalents of discontinued operations	1,809	9,669
Less total debt - principal	(195,462)	(61,173)
Net cash (debt)	$(23,557)	$82,042

Free cash flow is reconciled as follows:	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2023	2022	2023	2022
Net cash provided by (used in) operating activities	$9,607	$21,893	$(74,254)	$(59,161)
Less capital expenditures	(3,419)	(2,494)	(6,694)	(8,010)
Free cash flow	$6,188	$19,399	$(80,948)	$(67,171)